Exhibit 10.9

AMENDMENT TO THE

CLIFTON SAVINGS BANK DIRECTORS’ RETIREMENT PLAN

This Amendment to the Clifton Savings Bank Directors’ Retirement Plan, as amended and restated (the “DRP”) is executed on the 11th day of June, 2014, by a duly authorized officer of Clifton Savings Bank (the “Bank”).

WHEREAS, the Board of Directors of the Bank maintains the DRP for the benefit of employee and non-employee directors of the Board of Directors of the Bank; and

WHEREAS, Section 12 of the DRP permits the Board of Directors of the Bank to amend or terminate the DRP at any time and from time to time.

NOW, THEREFORE, BE IT RESOLVED, that the DRP is hereby amended as follows:

FIRST CHANGE

Effective January 1, 2014, Section 2(b) of the DRP is deleted in its entirety and replaced with the following new Section 2(b):

“(b) “Annual Fees and Retainer” means, the sum of: (i) a Director’s annual retainer and (ii) the annual fees paid to a Director assuming the Director attended all meeting of the Board of Directors.

SECOND CHANGE

Effective January 1, 2014, Section 2(i) of the DRP is deleted in its entirety and replaced with the following new Section 2(i):

“(i) “Director” means any non-employee member of the Board of Directors.

IN WITNESS WHEREOF, the Bank has adopted this Amendment to the DRP and caused this instrument to be executed by its duly authorized officer as of the above date.

ATTEST	CLIFTON SAVINGS BANK

June 11, 2014	/s/ Paul M. Aguggia
For the Entire Board of Directors

CLIFTON SAVINGS BANK

DIRECTORS’ RETIREMENT PLAN

(As Amended and Restated Effective as of January 1, 2005)

Section 1. Purposes. The purposes of the Clifton Savings Bank Directors’ Retirement Plan are to recognize the valuable and faithful years of service provided by Directors, to assist the Bank in attracting and retaining highly-qualified individuals to serve as members of the Board of Directors, and to encourage Directors to relinquish their membership on the Board of Directors while providing advice as Directors Emeriti, thereby ensuring the efficient transfer of responsibility to their successors. The Bank has amended and restated the Plan in its entirety, effective as of January 1, 2005, to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

Section 2. Definitions.

(a) “Actuarial Equivalent” means an actuarial equivalent sum determined using the mortality table prescribed by the Internal Revenue Service pursuant to Section 417(e)(3) of the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations issued thereunder, and a discount rate equal to the mid-term Applicable Federal Rate as determined under Section 1274(d) of the Internal Revenue Code of 1986, as amended, compounded monthly.

(b) “Annual Fees and Retainer” means, for non-employee directors, the sum of (i) the annual retainer and (ii) the annual fees paid to a Director assuming the Director attended all meetings of the Board of Directors. In the case of an employee director, “Annual Fees and Retainer” means the sum of (i) the annual retainer and (ii) the annual fees that would have been paid to a non-employee director who attended all meetings of the Board of Directors. In the case of a Chairman of the Board of Directors who is also an employee, “Annual Fees and Retainer” means 137.5% of (i) the annual retainer and (ii) the annual fees that would have been paid to a non-employee director who attended all meetings of the Board of Directors.

(c) “Bank” means Clifton Savings Bank.

(d) “Beneficiary” means the person, persons or entity designated by the Participant or, in the absence of such designation, as determined under Section 9, to receive any benefits payable under the Plan.

(e) “Board of Directors,” for purposes of this Plan, means the Board of Directors of the Bank, or any affiliate of the Bank including, but not necessarily limited to, any holding company or wholly-owned subsidiary of the Bank.

(f) “Change in Control” means a “change in ownership”, or “change in effective control”, or “change in ownership of a substantial portion of assets” for purposes of Section 409A of the Code.

A Change in Control shall not occur solely as a result of a conversion of the Bank from the mutual to the stock form of organization (“Conversion”).

(g) “Change in Control Benefit” means the benefit provided upon a Change in Control, pursuant to Section 7 of the Plan.

(h) “Death Benefit” means the benefit provided upon the death of a Participant, pursuant to Section 5 of the Plan.

(i) “Director” means any employee or non-employee member of the Board of Directors.

(j) “Director Emeritus” means a Participant who, following retirement, provides such consultation and advice on matters related to the operations and business of the Bank as may be requested from time to time by management or the Board of Directors. A Director Emeritus shall have no obligation to attend meetings of the Board of Directors but may do so. A Director Emeritus attending meetings of the Board of Directors shall have no right to vote and shall receive no additional compensation for attendance. A Director Emeritus shall not perform services for the Company or the Bank following his retirement at a level in excess of twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period.

(k) “Disability” means the Participant is unable to engage in any substantial activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(l) “Disability Benefit” means the benefit provided upon the Disability of a Participant, pursuant to Section 6 of the Plan.

(m) “Effective Date” means June 11, 2003, as amended and restated as of January 1, 2005.

(n) “Participant” means a Director who participates in the Plan pursuant to Section 3 of the Plan.

(o) “Plan” means this Clifton Savings Bank Directors Retirement Plan, as amended and restated, and as may be amended from time to time.

(p) “Retirement Benefit” means the benefit determined in accordance with Section 4 of the Plan.

(q) “Separation from Service” means a termination of a Participant’s services, for any reason, (whether as an employee or as an independent contractor) to Clifton Savings Bancorp, Inc. (the “Company”) and the Bank. Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Company, the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.

(r) “Vested Participant” means, for purposes of the Retirement Benefit under the Plan, a Participant who has completed a minimum of three (3) Years of Service and has attained age 68. For purposes of the Disability and Death Benefits under the Plan, “Vested Participant” means a Participant who has completed a minimum of three (3) Years of Service, regardless of age. For purposes of the Change in Control Benefit under the Plan, “Vested Participant” means a Participant who has completed at least one (1) Year of Service, regardless of age.

(s) “Year of Service” generally means the completion of 12 months of service during the calendar year. However, for purposes of the Plan, a Director shall be deemed to have completed a Year of Service provided the Director has served as a Director for a minimum of one (1) full month during the calendar year. All service as a Director, including periods of service prior to the Effective Date of the Plan, shall be considered in determining completed Years of Service under the Plan.

Section 3. Eligibility and Participation. Any Director of the Bank may be eligible to participate in the Plan. All Directors serving as of the Effective Date of the Plan and listed in Exhibit A shall be Participants in the Plan. Directors who commence service following the Effective Date shall become Participants only upon designation as such in a resolution of the Board of Directors.

Section 4. Retirement Benefit. A Vested Participant who incurs a Separation from Service and agrees to serve as a Director Emeritus if requested shall be entitled to receive an annual Retirement Benefit, payable for the life of the Vested Participant, or in accordance with Section 8 of the Plan. The annual Retirement Benefit amount shall equal a percentage of the sum of the Annual Fees and Retainer (as defined in Section 2(b) of the Plan) paid (or that would have been paid) to the Vested Participant during the twelve (12) month period ending on the last day of the month immediately preceding the date of retirement. This percentage shall be determined by multiplying the Vested Participant’s Years of Service (up to a maximum of ten (10)) by ten percent (10%).

Section 5. Death Benefit.

(a) If a Vested Participant dies prior to commencement of the Retirement Benefit under the Plan, the Beneficiary shall be entitled to receive an annual Death Benefit, payable in accordance with Section 8 of the Plan, equal to the sum of 100% of the Annual Fees and Retainer (as defined in Section 2(b) of the Plan) paid (or that would have been paid) to the Vested Participant during the twelve (12) month period ending on the last day of the month immediately preceding the date of death. This amount shall be paid to the Beneficiary for a period of ten (10) years.

(b) If a Vested Participant dies after commencement of the Retirement Benefit under the Plan, the Beneficiary shall be entitled to receive an annual Death Benefit, payable in accordance with Section 8 of the Plan, equal to the amount of the annual Retirement Benefit that was being paid to the Participant prior to the date of death. This amount shall be paid to the Beneficiary for a period of years equal to ten (10) minus the number of years the Vested Participant had already received an annual Retirement Benefit under the Plan prior to death.

(c) Notwithstanding the vesting provisions of Section 4 of the Plan, a Vested Participant shall always be 100% vested in the Death Benefits provided for under this Section 5 of the Plan. Amounts payable under Section 5 of the Plan shall be paid to the Participant’s surviving spouse, or to such other Beneficiary(ies) as the Participant may designate in writing pursuant to Section 9 of the Plan. Notwithstanding anything contained herein to the contrary, any benefits payable to a surviving spouse or a designated Beneficiary under the Plan shall cease upon the death of such spouse or designated Beneficiary.

Section 6. Disability Benefit. A Vested Participant who incurs a Disability prior to commencement of the Retirement Benefit shall be entitled to receive a Disability Benefit, payable for life, or in accordance with Section 8 of the Plan, equal to the sum of 100% of the Annual Fees and Retainer (as defined in Section 2(b) of the Plan) paid (or, for an employee Director, the Annual Fees and Retainer that would have been paid) to the Participant during the twelve month period ending on the last day of the month immediately preceding the date of termination of service due to Disability. If a Vested Participant dies after commencement of the Disability Benefit under the Plan, the Vested Participant’s Beneficiary shall continue to receive the annual Disability Benefit for a period of Years equal to ten (10) minus the number of years the Vested Participant had already received an annual Disability Benefit under the Plan (the “Disability Death Benefit”). Notwithstanding the vesting provisions of Section 4 of the Plan, a Vested Participant shall always be 100% vested in the Disability Benefit provided for under this Section 6 of the Plan.

Section 7. Change in Control Benefit. Upon a Change in Control, each Vested Participant shall be entitled to receive an annual Change in Control Benefit, payable for the life of the Participant, or in accordance with Section 8 of the Plan, equal to the sum of 100% of the Annual Fees and Retainer (as defined in Section 2(b) of the Plan) paid (or that would have been paid) to the Vested Participant during the twelve (12) month period immediately preceding the date of termination of service due to a Change in Control. Upon a Vested Participant’s death following a Change in Control, the Vested Participant’s Beneficiary shall continue to receive the annual Change in Control Benefit for a period of years equal to fifteen (15) minus the number of years the Vested Participant had already received an annual Change in Control Benefit under the Plan (the “Change in Control Death Benefit”). Notwithstanding the vesting provisions of Section 4 of the Plan, a Vested Participant shall always be 100% vested in the benefits provided for under this Section 7 of the Plan.

Section 8. Form and Time of Payment.

(a) The standard form of benefit under the Plan shall be paid in equal monthly installments, computed as one-twelfth (1/12th) of the annual benefit payable pursuant to Sections 4, 5, or 6 or 7 of the Plan. Monthly payments shall commence on the first business day of the month following the date the Participant first becomes entitled to receive a benefit under the Plan. However, at the election of a Participant, benefits shall be paid in the form of an Actuarial Equivalent lump sum payment. On or after January 1, 2009, if a Participant wishes to change his payment election as to the form of payment, the Participant may do so by completing a payment election form approved by the Board of Directors, provided that any such election (i) must be made prior to the Participant’s Separation from Service, (ii) must be made at least 12 months before the date on which any benefit payments are scheduled to commence, (iii) shall not take effect until at least 12 months after the date the election is made, and (iv) for payments to be made other than upon death or Disability, must provide an additional deferral period of at least five years from the date such payment would otherwise have been made (or in the case of any installment payments treated as a single payment, five years from the date the first amount was scheduled to be paid). For purposes of this Plan and clause (iv) above, all installment payments under this Plan shall be treated as a single payment. On or before December 31, 2008, if a Participant wishes to change his payment election as to the form of payment, the Participant may do so by completing a payment election form, provided that any such election (i) must be made prior to the Participant’s Separation form Service, (ii) shall not take effect before the date that is 12 months after the date the election is made, (iii) cannot apply to amounts that would otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would otherwise be paid in a later year. A lump sum payment shall be made within sixty (60) days following the date the Participant becomes entitled to receive a benefit under the Plan.

(b) Notwithstanding any provision of this Plan to the contrary, if the Participant is considered a Specified Employee at Separation from Service under such procedures as established by the Bank in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service. Therefore, in the event this Section 8(b) is applicable to the Participant, any distribution which would otherwise be paid to the Participant within the first six months following the Separation from Service shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent distributions shall be paid in the manner specified under Section 8(a) of the Plan with respect to the applicable benefit. A Specified Employee generally means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise or if the Bank is the subsidiary of a publicly-traded holding company.

Section 9. Designation of Beneficiary. Each Director may designate in writing on a form supplied by and filed with the Bank the individual, trust or estate that shall be the Beneficiary of a Death Benefit or Change in Control Death Benefit payable under the Plan. If a Director fails to effectively designate a Beneficiary, the Director’s spouse, if any, will be deemed to be the Beneficiary under the Plan. If the Director fails to effectively designate a Beneficiary and has no spouse, the Director’s estate will be the Beneficiary under the Plan. A Beneficiary designation may be changed at any time during the lifetime of the Director by the Director or the Director’s authorized agent upon completion of a new Beneficiary designation form in accordance with the terms of the Plan.

Section 10. Bank Obligations. The obligations of the Bank hereunder constitute merely the promise of the Bank to make the payments provided for in the Plan. No Director, his or her spouse or his or her designated Beneficiary shall have, by reason of the Plan, any right, title or interest of any kind in or to any property of the Bank and will be relying on the unsecured promise of the Bank to make payments under the Plan. To the extent any Director has a right to receive payments under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Bank.

Section 11. Plan Administration. The Plan shall be administered by the Board of Directors of the Bank. The Board of Directors shall have the power from time to time to construe and interpret the Plan and to establish, amend and revoke guidelines and practices for the administration of the Plan as it shall, from time to time, consider advisable. All decisions and determinations by the Board of Directors in the exercise of this power shall be final, conclusive and binding upon the Bank, Participants and their designated Beneficiaries. The Board of Directors may employ such legal counsel and consultants as it may deem desirable for the administration of the Plan and may rely upon any opinion received from such counsel or consultation.

Section 12. Amendment and Termination.

(a) The Board of Directors of the Bank may at any time amend or terminate the Plan; provided, however, that no amendment or termination shall impair the vested rights of a Participant or Beneficiary to receive the payments which would have been made under the Plan had the Plan not been amended or terminated (based upon Years of Service as a Director prior to the date of such amendment or termination).

(b) Except as otherwise provided in Sections 8.03, the Bank in its discretion may terminate the Plan and distribute benefits to Participants subject to the following requirements and any others specified under Section 409A of the Code:

(i) All arrangements sponsored by the Bank that would be aggregated with the Plan under Section 1.409A-1(c) of the Treasury Regulations are terminated.

(ii) No payments other than payments that would be payable under the terms of the Plan if the termination had not occurred are made within 12 months of the termination date.

(iii) All benefits under the Plan are paid within 24 months of the termination date.

(iv) The Bank does not adopt a new arrangement that would be aggregated with the Plan under Section 1.409A-1(c) of the Treasury Regulations providing for the deferral of compensation at any time within 3 years following the date of termination of the Plan.

(v) The termination does not occur proximate to a downturn in the financial health of the Bank.

(c) If the Bank terminates the Plan within thirty days preceding or twelve months following a Change in Control, benefits of each Participant shall become fully vested and payable to the Participant in a lump sum within twelve months following the date of termination, subject to the requirements of Section 409A of the Code.

Section 13. Miscellaneous Provisions.

(a) Non-Transferability. Neither Participants nor their designated Beneficiaries under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber or transfer in advance any of the benefits payable under the Plan, nor shall such benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event a Participant or Beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits provided for under the Plan, the Bank’s liabilities and obligations under the Plan shall immediately terminate.

(b) Source of Funds. This Plan is unfunded, and all benefit payments under the Plan shall be made solely from the general assets of the Bank. The Bank shall not be required to set aside funds for the payment of its obligations under the Plan. No Participant shall be permitted to make any contributions to the Plan.

(c) No Guarantee of Continued Service. Nothing in the Plan shall be deemed to create any obligation on the part of the Bank or the Board of Directors to nominate any Director for reelection to the Board of Directors.

(d) Required Regulatory Provision. No payments will be made under the Plan which would be in violation of 12 U.S.C. Sec. 1828(k) or 12 U.S.C. Sec. 1818(e) or any regulation promulgated thereunder.

(e) Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of New Jersey to the extent such state laws are not preempted by federal law.

(f) Successors. The Plan shall be binding on any successors or assigns to the Bank, including, but not limited to, the conversion of the Bank to a capital stock savings association. All successors or assigns shall assume the Plan to the extent permitted by law and in a manner that will not impair or diminish any Participant’s rights under the Plan.

(g) Not a Fee Reduction Plan or Deferral Arrangement. The benefits provided by the Plan are granted by the Bank as a fringe benefit to the Director and are not part of any fee reduction plan or an arrangement deferring a bonus or a fee increase.

Section 14. Aggregation of Employers.

To the extent required under Section 409A of the Code, if the Bank is a member of a controlled group of corporations or a group of trades or business under common control (as described in Section 414(b) or (c) of the Code), all members of the group shall be treated as a single employer for purposes of whether there has occurred a Separation from Service and for any other purposes under the Plan as Section 409A of the Code shall require.

Section 15. 409A Application.

References in this Plan to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A of the Code.